Exhibit 10.8

PENNYMAC FINANCIAL SERVICES, INC.

2013 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT is dated as of February 25, 2021, between PennyMac Financial Services, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in Section 1 below (the “Recipient”).

1.Grant of Option.  Pursuant and subject to the Company’s 2013 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Recipient identified in the table below, an option (this “Option”) to purchase from the Company all or any part of a total of the number of  shares identified in the table below (the “Optioned Shares”) of Common Stock, par value $0.0001 per share, in the Company (the “Stock”), at the exercise price per share set out in the table below.

Recipient

Number of Optioned Shares

Exercise Price Per Share	$58.85

Grant Date	February 25, 2021

Vesting Commencement Date	February 25, 2021

Expiration Date	February 24, 2031

2.Character of Option.  This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3.Expiration of Option.  This Option shall expire at 5:00 p.m. PDT on the Expiration Date or, if earlier, the earliest of the dates specified in whichever of the following applies:

(a)If the termination of your employment or other association is on account of your death or Disability (as defined below in Section 4), the first anniversary of the date your employment ends.

(b)If the termination of your employment or other association is due to any reason other than death, Disability, Retirement (as defined below in Section 4) or termination for cause, three (3) months after your employment or other association ends.

(c)If the Company terminates your employment or other association for cause, or at the termination of your employment or other association the Company had grounds to terminate your employment or other association for cause (whether then or thereafter determined), immediately upon the termination of your employment or other association.

4.Vesting of Option; Retirement, Death and Disability.

(a)Until this Option expires, you may exercise it as to the number of Optioned Shares which have vested ( “Vested Shares”), in full or in part, at any time on or after the applicable exercise date or dates identified in the remainder of this Section.  However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends other than by reason of Retirement, you may exercise it only as to Optioned Shares which are Vested Shares immediately prior to the end of your employment or other association.  The procedure for exercising this Option is described in Section 7.1(e) of the Plan.

(b)One-third (1/3) of the Optioned Shares shall become Vested Shares on each of the first, second, and third anniversaries of the Vesting Commencement Date specified above, with any fractions rounded down except on the final installment.

(c)If your employment or other association with the Company is terminated due to Retirement (as defined below) and the Company does not have grounds to terminate your employment or other association for cause, and provided you have executed and continue to comply with the terms of an agreement not to provide services as an employee, director, consultant, agent, or otherwise, to any of the Company’s direct competitors for a period of two (2) years from the date of your Retirement Date (the “Retirement Date”), then the Optioned Shares shall continue to become Vested Shares after the Retirement Date in accordance with the original terms of this Option; provided, however, that (i) if the Retirement Date occurs during the nine-month period immediately following the Grant Date, then this Option shall be forfeited; and (ii) if the Retirement Date occurs during the three-month period prior to the first anniversary of the Grant Date, then one-third of the Optioned Shares shall vest on the first anniversary of the Grant Date (pro-rated based on (A) the number of full months of the Recipient’s employment from the Grant Date through the Retirement Date divided by (B) twelve (12)) and the remaining Optioned Shares shall be forfeited.  “Retirement” shall mean voluntary termination of employment after the age of sixty (60) with at least ten (10) years of combined service to the Company and/or any of its subsidiaries; provided, however, that if you elect to terminate your employment in connection with a Retirement, you must provide the Company with a minimum of (x) six (6) months prior written notice of such Retirement if your title is at the senior vice president level and above, or (y) three (3) months prior written notice of such Retirement if your title is at the first vice president level and below.

(d)Notwithstanding anything to the contrary in Section 3 above, if your employment or other association with the Company is terminated due to any other reason, including death or Disability, then this Option shall be forfeited as to any unvested Optioned Shares as of the date of such termination. “Disability” shall mean the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or otherwise continue for a period of not less than twelve (12) consecutive months.

5.Transfer of Option.  You may not transfer this Option except by will or the laws of descent and distribution or pursuant to Section 9, and, during your lifetime, only you may exercise this Option.

6.Community Property.  To the extent the you reside in a jurisdiction in which community property rules apply, without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, you shall be treated as agent and attorney-in-fact for that interest held or claimed by your spouse with respect to this Option and any Optioned Shares and the parties hereto shall act in all matters as if the Recipient was the sole owner of this Option and (following exercise) any such Optioned Shares.  This appointment is coupled with an interest and is irrevocable.

7.Incorporation of Plan Terms.  This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards).

8.Miscellaneous.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you.  Capitalized terms used but not defined herein shall have the meaning assigned under the Plan.  The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.  This Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.  In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.  You acknowledge that you have reviewed and understand the Plan and this Agreement in their entirety, and have had an opportunity to obtain the advice of counsel prior to executing this Agreement.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

9.Designation of Beneficiary.  The Recipient may designate one or more beneficiaries with respect to any Options under this Agreement, provided that such designation is made on a form provided by the Company (attached as Exhibit A) and such beneficiaries are family members of the Recipient or a trust established by the Recipentfor estate planning purposes.

10.Tax Consequences.  The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares.  You should rely on your own tax advisors for such advice.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

PENNYMAC FINANCIAL SERVICES, INC.

EXHIBIT A

PENNYMAC FINANCIAL SERVICES, INC. 2013 EQUITY INCENTIVE PLAN

BENEFICIARY DESIGNATION

In accordance with the terms and conditions of the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan (the "Plan"), I hereby designate the following as my primary beneficiary(ies) to receive any payments or distributions under the Plan:

Name and Address (If Trust - Name of Trust and Trustee)	Social Sec. # (If Trust – Tax ID #)	Relationship	Date of Birth	Percentage

In the event the above-named primary beneficiary(ies) predecease(s) me, I designate the following as contingent beneficiary(ies):

Name and Address (If Trust - Name of Trust and Trustee)	Social Sec. # (If Trust – Tax ID #)	Relationship	Date of Birth	Percentage

I expressly revoke all prior designations of beneficiary(ies), reserve the right to change my beneficiary(ies) and agree the rights of beneficiary(ies) shall be subject to the terms of the Plan.  In the event there is no beneficiary living at the time of my death, I understand the amounts payable under the Plan will be paid to my estate.

Date:
(Signature)

(Print or type name)